Exhibit
Number                        Exhibit Description

EX-21.1                       Financial statements for United Development Co.
                              L.P.- 97.0 (60 Homes) as of December 31, 1998, together with auditor's report thereon, a significant subsidiary of the Partnership.



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                 UNITED DEVELOPMENT CO., L.P. - 97.0 (60 HOMES)
                         A Tennessee Limited Partnership
                              Financial Statements,
                          Year ended December 31, 1998

                 UNITED DEVELOPMENT CO., L. P. - 97.0 (60 HOMES)


                                TABLE OF CONTENTS

                                                                     PAGE

INDEPENDENT  AUDITORS' REPORT                                          3

FINANCIAL STATEMENTS

         BALANCE SHEET                                                 4

         STATEMENT OF OPERATIONS                                       5

         STATEMENT OF CHANGES IN PARTNERS CAPITAL                      6

         STATEMENT OF CASH FLOWS                                       7

         NOTES TO FINANCIAL STATEMENTS                                 8

                                   NOVOGRADAC
                                  & COMPANY LLP

                          CERTIFIED PUBLIC ACCOUNTANTS

SAN FRANCISCO                                                       LOS ANGELES

AUSTIN                                                                  ATLANTA



                           INDEPENDENT AUDITORS REPORT


To the Partners
United Development Co., L.P. - 97.0

We have audited the accompanying balance sheet of United Development Co., L.P. -
97.0 (the "Partnership"), a Tennessee Limited Partnership, as of December 31, 1998, and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether fir financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                            NOVAGRADAC & COMPANY, LLP

Atlanta Georgia
April 9, 1999


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                 UNITED DEVELOPMENT CO., L.P. - 97.0 (60 HOMES)
                         a Tennessee Limited Partnership
                                  Balance Sheet
                                December 31, 1998





ASSETS
         Cash                                  $        100,710
         Restricted Cash                              1,749,540
         Land                                           255,143
         Construction in progress                       684,945
                                                     ----------
                                               $      2,790,338
                                                     ==========


LIABILITIES AND PARTNERS' CAPITAL
         Accounts Payable                      $         30,839
         Accrued interest                                 5,470
         Developer's fee payable                         80,000
         Construction loan payable                      539,029
                                                     ----------
                  Total Liabilities                     655,338




         Partners' Capital                            2,135,000
                                                     ----------
                                                $     2,790,338
                                                     ==========
















                             See Accompanying Notes
                                        4



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                 UNITED DEVELOPMENT CO., L.P. - 97.0 (60 HOMES)
                         a Tennessee Limited Partnership
                             Statement of Operations
                          Year ended December 31, 1998







NET RENTAL REVENUE                                    $              -


OPERATING EXPENSES
         Total operating expenses                                    -
                                                              --------

         Net operating income                                        -


OTHER REVENUE AND (EXPENSES)

         Interest revenue                                       25,123
                                                              --------
                                                                25,123
                                                              --------
         Net income                                   $         25,123
                                                              ========





















                             See Accompanying Notes
                                        5


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                 UNITED DEVELOPMENT CO., L.P. - 97.0 (60 HOMES)
                         a Tennessee Limited Partnership
                    Statement of Changes in Partners' Capital
                          Year ended December 31, 1998







                                          Special
                             General      Limited        Limited
                             Partner      Partner        Partner         Total


Partners' Capital,
  January 1, 1998         $        -   $        -   $          -    $         -

Capital contributions                         411      2,109,466      2,109,877

Net income                         3            3         25,117         25,123
                          ----------    ---------    -----------    -----------

Partners' Capital,
  December 31, 1998       $        3   $      414    $ 2,134,583    $ 2,135,000
                          ==========   ==========    ===========    ===========



























                             See Accompanying Notes
                                        6


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                 UNITED DEVELOPMENT CO., L.P. - 97.0 (60 HOMES)
                         a Tennessee Limited Partnership
                             Statement of Cash Flows
                          Year ended December 31, 1998


Cash flows from operating activities:
 Net income                                              $      25,123
 Adjustments to reconcile net income to net cash
 provided by operating activities:
                                                                     -
                                                             ---------
Net cash provided by operating activities                       25,123
                                                             ---------

Cash flows from investing activities:
          Purchase of land                                (    255,143)
          Increase in construction in progress            (    568,636)
                                                            ----------
 Net cash used in investing activities                    (    823,779)
                                                            ----------

Cash flows from financing activities:
           Proceeds from mortgage                              539,029
           Contribution from special limited partner               411
           Contribution from limited partner                 2,109,466
                                                            ----------
  Net cash provided by financing activities                  2,648,906
                                                            ----------

Net increase in cash                                         1,850,250

Cash at beginning of the year                                        -
                                                            ----------

Cash at end of the year                                     $1,850,250
                                                            ==========
Interest Expense
----------------

The partnership paid $54,243 in interest expense during the year with all of that amount capitalized into construction in progress.

                             See Accompanying Notes
                                        7

                 UNITED DEVELOPMENT CO., L.P. - 97.0 (60 HOMES)
                         a Tennessee Limited Partnership
                        Notes to the Financial Statements
                                December 31, 1998

1.       General

         United Development Co.,L.P. - 97.0 ( the "Partnership") was formed under the laws of the state of Tennessee, to conduct the business of owning and operating real property located in Memphis, Tennessee. The Partnership owns a 60 home scattered sit unit property (the
         "property"), currently under construction and developed under the low-income housing tax credit program (LIHC).

         The Partnership is ninety-nine and eight-tenths percent (99.98%) owned by the Limited Partner, WNC Housing Tax Credit Fund VI, Series 6, a California limited partnership. Harold E. Buehler, Sr. and Jo Ellen Buehler, collectively as the General Partner, owns one-hundredth of one percent (.01%) of the Partnership.

         The Partnership has received a low income housing tax credit reservation from the Tennessee Housing Development Agency in a aggregate amount of $410,684 to be allocated over ten years. To qualify for the tax credits, the partnership must meet certain requirements. These requirements include attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the Property as to occupant eligibility and unit gross rent. In addition, the Partnership must execute a land use restriction agreement,  which will  require the Property to be in  compliance  with
         Section 42 for minimum of fifteen (15) years.

2.       Summary of Significant Accounting Policies

         Basis of Presentation

         The Partnership prepares its financial statements on the accrual basis of accounting, which is consistent with generally accepted accounting principles.

         Use of Estimates

         The financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results may differ from those estimates.


                                        8


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                 UNITED DEVELOPMENT CO., L.P. - 97.0 (60 HOMES)
                         a Tennessee Limited Partnership
                        Notes to the Financial Statements
                                December 31, 1998


2.       Summary of Significant Accounting Policies (continued)

         Income Taxes

         Income or loss of the Partnership is allocated .01% to the General Partner, .01% is the Special Limited Partner, and 99.98% to the Limited Partner. No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

         Economic Concentrations

         The Partnership operates one property in Memphis, Tennessee. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

3.       Construction Loan Payable

         The balance sheet reflects a construction loan from South Trust Bank. Per the loan agreement the proceeds of the loan shall be advanced solely for purposes of the construction and completion of the Property. The construction loan has been allocated to each of the 60 homes by South Trust Bank and a deed has been executed for each separate home. The terms are set forth below:

                  Loan Commitment:          $1,311,517 (60 Promissory Notes)
                  Maturity Date:            Matures December 31, 2013
                  Interest Rate:            9.75%

         As of December 31, 1998, the construction loan payable balance was $539,029. Interest is due on the first day of each month until December 31, 2013 when all unpaid interest and principal will be due and payable. The Partnership has a permanent loan commitment from South Trust Bank for an amount not to exceed $1,311,517. The permanent loan will close for each home as each home is placed in service.

4.       Commitments and Contingencies

         The Partnership's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct non-compliance within a specific time period could result in recapture of tax credits to be taken plus interest. In addition, such potential noncompliance may require an adjustment to contributed capital by the limited partner.


                                        9


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                 UNITED DEVELOPMENT CO., L.P. - 97.0 (60 HOMES)
                         a Tennessee Limited Partnership
                        Notes to the Financial Statements
                                December 31, 1998


5.       Concentration of Credit Risk

         The FDIC insures total cash balances up to $100,000 per financial institution. At December 31, 1998, amounts on deposit with South Trust Bank did exceed the FDIC limit by $1,750,250.

6.       Y2K Disclosure

         The worldwide challenge facing organizations commonly referred to as the Year 2000 (Y2K) issue is a result of problems that may be encountered with date-related transactions on computer systems that have historically recognized years using two digits versus four digits (i.e. 98 rather than 1998). These systems will potentially recognize "00" as the year 1900 instead of 2000. On the surface the Y2K problem sounds simple enough; however, the implications of this problem are far reaching and could impact a broad range of business services and activities.

         The Partnership recognizes the potential implications of the Y2K issue on systems that may contain date-related transactions, data, embedded chips, etc. The Partnership has assessed the impact of the Y2K issue on its operations and is now in the process of renovating or replacing, as necessary, the computer applications and business processes to provide for continued services in the new millennium. An assessment of the preparedness of external entities that interface with the Partnership is also ongoing. There can be no assurance that there will not be a material adverse effect on the Partnership if its actions and/or those of related parties fail to address all significant issues in a timely manner.

         The cost of the partnership's Y2K compliance efforts are expensed as incurred and are being funded with cash flows from operations. At this time, the costs of those efforts are not expected to be material to the Partnership's financial position or the results of its operations in any given period.





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